Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Standard BioTools Inc. pertaining to the SomaLogic, Inc. 2009 and 2017 Equity Incentive Plans, the SomaLogic, Inc. 2021 Omnibus Incentive Plan, and the Non-Statutory Stock Option Agreement dated May 18, 2021 of our report dated March 28, 2023, with respect to the consolidated financial statements of SomaLogic, Inc. as of and for the years ended December 31, 2022 and 2021 included in the Amendment No. 1 to the Current Report on Form 8-K of Standard BioTools Inc., filed with the Securities and Exchange Commission on January 19, 2024.

/s/ Ernst & Young LLP

Denver, Colorado

January 19, 2024